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                                                                    Exhibit 99.1

[CHARTER COMMUNICATIONS LOGO]                                               NEWS

FOR RELEASE: Wednesday, December 15, 2004

                          CHARTER COMMUNICATIONS CLOSES
                $550 MILLION SENIOR FLOATING RATE NOTES OFFERING

         ST. LOUIS -- Charter Communications, Inc. (Charter) (Nasdaq: CHTR) today announced that its indirect subsidiaries, CCO Holdings, LLC (CCO Holdings) and CCO Holdings Capital Corp., have closed on the issuance of $550 million Senior Floating Rate Notes due 2010 (the Notes). The Notes have an annual interest rate of LIBOR plus 4.125%, payable quarterly. The intent to offer $500 million principal amount of Notes was initially announced in a press release on December 1, 2004. The increase to $550 million was announced on December 2, 2004, after the Notes were priced.

         Charter plans to use the net proceeds from the sale of the Notes to pay down debt and for general corporate purposes.

         The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the Securities Act), and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.

                                      # # #


CONTACT:

Press:                                               Analysts:
------                                               ---------
Dave Andersen                                        Mary Jo Moehle
314/543-2213                                         314/543-2397

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Cautionary Statement Regarding Forward-Looking Statements:

     This release includes forward-looking statements within the meaning of
     Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC.

     All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.